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                      CONSECO, INC. AND SUBSIDIARIES
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                                                                Exhibit 12.1

             Computation of Ratio of Earnings to Fixed Charges
                and Preferred Dividends - Consolidated Basis
           for the years ended December 31, 1994, 1993 and 1992
                           (Dollars in millions)

                                                                 1994       1993       1992
                                                                 ----       ----       ----
Pretax income from operations:
    Net income                                                  $150.4     $ 297.0    $169.5
    Add income tax expense                                       111.0       223.1     124.6
    Add extraordinary charge on extinguishment of debt             4.0        11.9       5.3
    Add minority interest                                         59.0        78.2      30.6
    Less equity in undistributed earnings of CCP.                (23.8)      (36.6)    (15.8)
    Less equity in undistributed earnings of WNC                 (37.2)        -         -
    Less equity in undistributed earnings of Life Re               -           -       (11.3)
                                                                ------    --------    ------
           Pretax income from operations                         263.4       573.6     302.9
                                                                ------    --------    ------
Add fixed charges:
    Interest expense on annuities and financial products         134.7       408.5     506.8
    Interest expense on long-term debt, including amortization    59.3        58.0      46.2
    Interest expense on investment borrowings                      7.7        10.6       8.8
    Other                                                           .9          .6        .8
    Portion of rental(1)                                           6.2         3.9       2.0
                                                                ------    --------    ------
           Fixed charges                                         208.8       481.6     564.6
                                                                ------    --------    ------
           Adjusted earnings                                    $472.2    $1,055.2    $867.5
                                                                ======    ========    ======
           Ratio of earnings to fixed charges                    2.26X       2.19X     1.54X
                                                                 =====       =====     =====
           Ratio of earnings to fixed charges, excluding
              interest on annuities and financial products       4.55X       8.85X     6.24X
                                                                 =====       =====     =====

    Fixed charges                                               $208.8      $481.6    $564.6
    Add dividends on preferred stock (multiplied by the rate
      of pretax income to income before minority interest
      and extraordinary charge)                                   28.3        34.6      13.1
                                                                ------    --------    ------
           Adjusted fixed charges                                237.1       516.2     577.7
                                                                ------    --------    ------
           Adjusted earnings                                    $472.2    $1,055.2    $867.5
                                                                ======    ========    ======
           Ratio of earnings to fixed
              charges and preferred dividends                    1.99X       2.04X     1.50X
                                                                 =====       =====     =====
           Ratio of earnings to fixed charges and
              preferred dividends, excluding interest
              on annuities and financial products                3.30X       6.00X     5.09X
                                                                 =====       =====     =====
---------------------------

    (1)  Interest portion of rental is assumed to be 33 percent.
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